EXHIBIT 3

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY

                                       TO

                       THIRD AMENDMENT AND RESTATEMENT OF
                     DECLARATION OF TRUST DATED JULY 1, 1994

         Health and Retirement Properties Trust, a Maryland real estate investment trust, having its principal office in Baltimore City, Maryland (hereinafter called, the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust by Article SIXTH of the Third Amendment and Restatement of Declaration of Trust, as amended and as supplemented by the Articles Supplementary (the "Articles Supplementary") creating the series of Junior Participating Preferred Shares and filed with the State Department of Assessments and Taxation of Maryland on November 4, 1994, and as further amended by Articles of Amendment on July 10, 1996 and February 27, 1997 (as amended, the "Declaration of Trust") the Board of Trustees has duly divided and classified 250,000 additional shares of the authorized preferred shares of beneficial interest ("Preferred Shares") of the Trust into the series of such class designated as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 1,250,000.

         SECOND: The terms of the Junior Participating Preferred Shares established by the Board of Trustees are as set forth in the Articles Supplementary in addition to those set forth in Article SIXTH of the Declaration of Trust applicable to all classes of Preferred Shares.

         IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by the undersigned, being at least a majority of the Trustees of the Trust, who executed this instrument as of May 13, 1997.



/s/ Bruce M. Gans                            /s/ Justinian Manning
Bruce M. Gans                                The Rev. Justinian C. Manning



/s/ Gerard M. Martin                         /s/ Barry M. Portnoy
Gerard M. Martin                             Barry M. Portnoy


/s/ Ralph J. Watts
Ralph J. Watts


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COMMONWEALTH OF MASSACHUSETTS)

COUNTY OF SUFFOLK)

On May 13, 1997 before me Julianne Ells, a Notary Public in and for said Commonwealth, personally appeared Bruce M. Gans, the Reverend Justinian C. Manning, Gerard M. Martin, Barry M. Portnoy and Ralph J. Watts, known to me or proved to me on the basis of satisfactory evidence, to be the person whose names are subscribed to the within instrument and acknowledged that each of them executed the same.


WITNESS my hand and official seal.

Signature:        /s/ Julianne Ells
                  Notary Public






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